EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the to the use in this Registration Statement on Form S-4 of Bioanalytical Systems, Inc. of our report dated July 26, 2002, relating to the financial statements of PharmaKinetics, Inc. for the year ended June 30, 2002, which appears in such Registration Statement. We also consent to the incorporation by reference of our report dated July 26, 2002, relating to the financial statements and financial statement schedule, which appears in Pharmakinetics Annual Report on Form 10-K for the year ended June 30, 2002. We also consent to the references to us under the headings “Experts” and “Selected Historical Financial Data of PKLB” in such Registration Statement.

/S/ PRICEWATERHOUSECOOPERS LLP PRICEWATERHOUSECOOPERS LLP

Baltimore, Maryland
September 13, 2002